Exhibit 99.2

David McManamy

Principal & Sole Owner, FL&C Management LLC
Interim Chairman since November 2008, Director since July 2008

Mr. McManamy has over 35 years of financial management experience in the manufacturing, alternative fuel and automotive industries. Since 2005 he has been the principal and sole owner of FL&C Management LLC, a financial management consulting company offering services that include the development of strategic and tactical plans and the supporting integration of departmental and individual goals to achieve long-term corporate objectives. From 2001-2005, Mr. McManamy was Director of Finance, Dearborn and Director of Finance, Corporate Sales & Marketing for Ballard Power Systems. He was Vice President of Finance at Ecostar Electric Drive Systems LLC, a joint venture among Ford, DaimlerChrysler and Ballard. His experience also includes positions with Ford Motor Co. and Staveley Industries, plc. He holds a BS in accounting from the Franciscan University of Steubenville, and has undertaken graduate studies in business and psychology at the Universities of Pittsburgh, Michigan-Dearborn and Detroit-Mercy. He is a resident of Plymouth, Michigan. Mr. McManamy was appointed to Interim Chairman of the Board in November 2008.